Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mimecast Limited 2015 Share Option and Incentive Plan of our reports dated May 22, 2020, with respect to the consolidated financial statements of Mimecast Limited and the effectiveness of internal control over financial reporting of Mimecast Limited included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 22, 2020